SECOND AMENDMENT TO APPENDIX B

TO

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

Name of Portfolio	Annual Advisory Fee
JOHCM Global Income Builder Fund	67 basis points
JOHCM International Small Cap Equity Fund	105 basis points
JOHCM Credit Income Fund	55 basis points

Effective as of March 4, 2020

JOHCM (USA), Inc.		J O Hambro Capital Management Limited

By:	/s/ Jonathan Weitz	By:	/s/ Stephen Lynn
Name:	Jonathan Weitz	Name:	Stephen Lynn
Title:	Senior Vice President	Title:	Chief Financial Officer - JOHCM

J O Hambro Capital Management Limited

		By:	/s/ Alexandra Altinger
		Name:	Alexandra Altinger
		Title:	CEO – UK, Europe & Asia - JOHCM